Exhibit 99.1

Summit Hotel Properties to Acquire Ten Hotels, Including a Portfolio of Eight from Hyatt

SIOUX FALLS, S.D.--(BUSINESS WIRE)--September 26, 2012--Summit Hotel Properties, Inc. (NYSE: INN) (the “Company”) today announced that it has entered into a definitive agreement to acquire a portfolio of eight unencumbered hotels containing an aggregate of 1,043 guestrooms (the “Hyatt Portfolio”) from certain affiliates of Hyatt Hotels Corporation for a purchase price of approximately $87.4 million, subject to closing prorations and adjustments.

The following table lists the eight hotels in the Hyatt Portfolio.

		Number of
Hotel	Location	Rooms
Hyatt Place-Arlington	Dallas (Arlington), TX	127
Hyatt Place-Park Meadows	Denver (Lone Tree), CO	127
Hyatt Place-Denver Tech Center	Denver (Englewood), CO	126
Hyatt House-Denver Tech Center	Denver (Englewood), CO	135
Hyatt Place-Owings Mills	Baltimore (Owings Mills), MD	123
Hyatt Place-Lombard	Chicago (Lombard), IL	151
Hyatt Place-Phoenix	Phoenix, AZ	127
Hyatt Place-Scottsdale	Scottsdale, AZ	127
	Total	1,043

The Company expects to complete the acquisition in the fourth quarter of 2012. The acquisition is subject to satisfactory completion of the Company’s due diligence and satisfaction of customary closing conditions, and the Company can give no assurance that the acquisition will be consummated. The Company intends to enter into an agreement with Select Hotels Group, L.L.C., an affiliate of Hyatt, to operate each hotel.

For the twelve-month period ended June 30, 2012, on a weighted-average basis, the hotels in the Hyatt Portfolio had occupancy of 74.0%, an average daily rate (“ADR”) of $96.42 and revenue per available room (“RevPAR”) of $71.35.

“We continue to see terrific opportunities to grow our portfolio,” said Dan Hansen, President and CEO of the Company. “This acquisition is a result of our great relationship with Hyatt and we look forward to exploring future opportunities and continuing to grow that relationship.”

Additional Two Hotels Under Contract

The Company also announced today that it entered into definitive agreements to acquire two additional hotels. The Company entered into an agreement to purchase a 98-room Hilton Garden Inn in Fort Worth, Texas for a purchase price of $7.2 million and an agreement to purchase a 178-room Residence Inn in Salt Lake City, Utah for a purchase price of $20.0 million. The Company intends to fund the purchase price of the Salt Lake City Residence Inn in part by assuming approximately $14.1 million of existing first mortgage debt having a fixed interest rate of 6.11% per annum and maturing in January 2016.

The Company expects to complete both acquisitions in the fourth quarter of 2012. Both acquisitions are subject to franchisor and, in the case of the Residence Inn, lender approval and satisfaction of customary closing conditions, and the Company can give no assurance that either transaction will be consummated.

The Company expects to spend an aggregate of approximately $8.9 million for improvements at these two hotels within 18 months after closing of the acquisitions, funding the improvements with available cash or additional borrowings under the Company’s senior secured revolving credit facility (the “Credit Facility”).

Disposition of Hotel

In August 2012, the Company sold the 52-room AmericInn Hotel & Suites in Missoula, Montana, which was held for sale as of June 30, 2012, for approximately $1.9 million.

Pro Forma Portfolio

The following table provides certain hotel operating data for the Company’s portfolio for the twelve-month period ended June 30, 2012 on a pro forma basis, assuming that as of July 1, 2011 the Company: (i) owned the Hyatt Portfolio, the 98-room Hilton Garden Inn in Fort Worth, Texas, and the 178-room Residence Inn in Salt Lake City, Utah, all of which the Company has under contract to purchase; and (ii) did not own the 52-room AmericInn Hotel & Suites in Missoula, Montana, which the Company sold in August 2012.

	Number
	of Rooms	Occupancy	ADR	RevPAR
Total/weighted average	8,852	68.2%	$94.53	$64.48

Credit Facility Increase

In July 2012, Citigroup Global Markets Inc. committed that one of its lending affiliates would become a lender under the Credit Facility with a maximum commitment of $30 million, subject to the lender’s satisfaction with the definitive documentation and a closing date on or before October 15, 2012. The Company intends to exercise the accordion feature of the Credit Facility by $25 million to increase the maximum borrowing limit under the Credit Facility to $150 million. The commitment is subject to standard closing conditions, and there can be no assurance that the increase of the Credit Facility will close before that date, or at all. The actual amount of borrowings available to the Company under the Credit Facility depends on the value of the properties comprising the borrowing base that secure the Credit Facility.

At June 30, 2012, the Company had approximately $54.4 million of borrowings outstanding under the Credit Facility and approximately $32.7 million available to borrow. In August 2012, the Company increased the borrowing capacity of the Credit Facility by contributing to the borrowing base three additional hotel properties, the 90-room Courtyard by Marriott in El Paso, Texas, the 96-room Residence Inn in Arlington, Texas, and the 103-room Courtyard by Marriott in Arlington, Texas.

At September 25, 2012, the Company had approximately $69.9 million of borrowings outstanding under the Credit Facility and approximately $40.8 million available to borrow.

About Summit Hotel Properties

Summit Hotel Properties, Inc. is a self-advised real estate investment trust (REIT) focused on acquiring and owning premium-branded select-service hotels in the upscale and upper midscale segments. As of September 26, 2012, the Company’s hotel portfolio consisted of 73 hotels with a total of 7,533 guestrooms located in 20 states. Additional information about Summit may be found at the Company’s website, www.shpreit.com.

Forward Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s expectations, but these statements are not guaranteed to occur. Investors should not place undue reliance upon forward-looking statements. These statements relate to, among other things, the Company’s pending acquisitions, the availability of funding for the pending acquisitions and the expected increase in the maximum borrowing availability under the Credit Facility. No assurance can be given that the acquisitions will be completed when expected, on the terms described or at all, or that maximum borrowing availability under the Credit Facility will be increased. These actions are subject to numerous conditions, many of which are beyond the control of the Company, including, without limitation, general economic conditions, market conditions and other factors, including those set forth in the Risk Factors section of the Company’s periodic reports and other documents filed with the Securities and Exchange Commission (the “SEC”).Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements after the date of this release.

CONTACT:
Summit Hotel Properties, Inc.
Stuart J. Becker, Chief Financial Officer, 605-782-2022
sbecker@shpreit.com